Exhibit 10.2
CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
USA Offer of Employment - Regular Full Time - Salary
June 23rd, 2022
CONFIDENTIAL
Chris Berry
Via email: [***]
Dear Chris Berry:
I am very pleased to extend to you this offer (the “Agreement”) to join Sonder USA Inc. (the “Company”) as SVP and Chief Accounting Officer at Seattle with a start date of [August 1st, 2022.] This position is exempt.
I am confident that your skills and background will contribute to the future success and growth of our business and we all look forward to working with you!
Accordingly, the Company is pleased to confirm your offer of employment on the following terms:
1.POSITION AND DUTIES. You will serve in the full-time position of SVP and Chief Accounting Officer. While you are employed by the Company, you agree that you will not engage in, or assist any person or entity in soliciting to hire any employees or consultants of the Company.
2.BASE SALARY. The Company will pay you a base salary at the rate of $400,000.00 per year (the “Base Salary”), payable bi-weekly in accordance with the Company's standard payroll policies and schedule.
3.EQUITY-BASED COMPENSATION. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be granted an award of 400,000 restricted stock units covering shares of the Company’s common stock (the “RSU Award”). The RSU Award shall be subject to the terms and conditions of the Sonder Holdings Inc. 2021 Equity Incentive Plan, and a restricted stock unit award agreement thereunder, and shall be settled in shares of Company common stock. Subject to you continuing to provide services to the Company, the RSU Award will vest as to 25% of the shares subject to the RSU Award on the one year anniversary of the applicable vesting commencement date (which is expected to be the fifteenth day of the second month of the quarter following your start date) and in equal quarterly installments thereafter over the following twelve (12) quarters on the fifteenth day of the second month of each quarter.
4.DISCRETIONARY TIME OFF. You may take paid time off from work (for vacation, wellness, to care for another, etc.) at your reasonable discretion, provided that you coordinate such time off with, and obtain approval, from your direct manager in advance. Discretionary time off is paid based on your regular base pay. You must ensure that you manage your time off

Exhibit 10.2
in a manner that prioritizes work responsibilities while balancing personal needs and/or commitments. You are expected to meet deadlines, customer needs, and all job performance requirements, as well as coordinate coverage for your responsibilities during any period of absence. If extended time off in excess of five (5) consecutive business days is needed for a reason other than vacation, you must contact your direct manager. In that situation, appropriate Company management will need to approve the absence and determine whether (and to what extent) the absence will be paid or qualify as a leave of absence under the law or our policies. You will not receive any payment at termination for discretionary time off. The Company will interpret and apply its time off benefits to comply with all national, state, and local laws.
5.BENEFITS. The Company offers a comprehensive benefits package. You are eligible to participate in all such plans from the start date of your employment. Any benefits provided by the Company shall be provided subject to and consistent with the terms and conditions, including eligibility requirements, of such employee benefit plans. The Company reserves the right to revise, modify and eliminate benefits at its sole and absolute discretion at any time.
6.SEVERANCE & CHANGE OF CONTROL BENEFITS. In connection with executing this Agreement, you are also entering into a Participation Agreement between you and the Company (the “Severance Agreement”) under the Company’s Key Executive Change in Control and Severance Plan (the “Severance Plan,” and together with the Severance Agreement, the “Severance Documents”), which is incorporated herein by reference.
Under the General Severance Benefit (non CIC), upon termination that is without “cause” or for “good reason,” you will receive 0.5X Salary and 6 months of COBRA Benefits without equity acceleration.
Following a “Double Trigger” termination, you are entitled to the Change in Control (CIC) Severance Benefit and will receive 0.5X Salary, 50% target bonus, 6 months of COBRA Benefits, and acceleration of 100% of equity.
7.BUSINESS EXPENSES. In accordance with the Company's generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.
8.EMPLOYMENT LOCATION. If required due to the nature of your role, your acceptance of this offer and employment with the Company are expressly contingent upon your ability to provide in person attendance at Seattle. Although the Company may agree that you can perform your job remotely, whether permanently or at times, you agree to provide the Company with prior written notice of any relocation to, or any plan for remote work from, a new location that is in a different state, federal district, territory, or country to your residence. Due to tax and operational constraints, the Company cannot guarantee approval of all requests for relocation and remote work. Failure to provide advance notice may result in discipline by the Company, up to and including termination of employment.
9.EMPLOYMENT RELATIONSHIP. Your employment with the Company is for no specific period of time and is "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. The at-

Exhibit 10.2
will nature of your employment does not change due to the fact that you may be leaving your current employer to join the Company or that you may be foregoing another opportunity with a different company to join the Company. This is the full and complete agreement between you and the Company on this term.
10.PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT. Your acceptance of this offer and employment with the Company are expressly contingent upon your execution of and compliance with the Company’s Proprietary Information, Invention Assignment and Non-Interference Agreement (“PINA”).
11.WITHHOLDING TAXES. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You shall be solely liable and responsible for the payment of any taxes imposed on you as a result of this Agreement or due to any payments or benefits provided to you by the Company.
12.INDEMNIFICATION. To the fullest extent permitted by applicable law, you hereby agree to pay and be responsible for (and indemnify the Company against) any and all of your income tax liabilities associated with the compensation paid to you hereunder, other than with respect to the employer portion of payroll taxes associated with such compensation.
13.ENTIRE AGREEMENT. The terms of this Agreement and its attachments supersede and replace any prior agreements, representations or understandings, whether written, oral or implied.
14.AMENDMENT OR WAIVER. This Agreement cannot be changed, modified or amended without the consent in writing of both you and the Company. No waiver by either you or the Company at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by you and the Company.
15.SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If any particular provision is prohibited by law in a particular jurisdiction, then you and the Company agree that such particular provision shall not be enforceable in that jurisdiction only.
16.GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without reference to principles of conflict of laws.
We hope that you will find this offer acceptable. You may indicate your acceptance of this offer by signing and dating this Agreement and returning it to me by no later than July 1, 2022.
This offer is contingent upon (i) satisfaction of our standard background and reference check, (ii) your ability to provide, within three days of your start date, satisfactory proof of identity and legal authorization to work in the United States, together with your completion of an Employment Eligibility Verification Form I-9; (iii) signed acceptance of an Arbitration Agreement and a PINA.

Exhibit 10.2
By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by another company or entity.
Let me close by reaffirming our belief that the skills and background you bring to Sonder USA Inc. will be instrumental to the future success of the Company. I have always believed that the single most important factor in success is people. We look forward to welcoming you as a new member of our team.
Very truly yours, SONDER USA INC.
/s/ Bonnie Samuels
By: Milkana Samuels (known as Bonnie)
Vice President, Human Resources
Dated: June 21, 2022
I have read and agree to the above terms of at-will employment and agree to the terms of the Mutual Arbitration Agreement and the PINA:
/s/ Chris Berry
Chris Berry
Dated: June 24, 2022